Exhibit No. 21
BuyersOnline.com, Inc.
Form 10-KSB/ 2000
File No. 0-26917


January 25, 2001

                                Howard Bronson Associates, Inc.
               6. East 45th Street, New York,  NY 10017 / (212) 867-6160
                                                  Fax  /  (212) 867-6908

Ms. Laura Jensen
BUYERSONLINE.COM
66 Wadsworth Park Drive
Suite 101 1
Draper, UT 84020

Dear Ms. Jensen:

This  will confirm our agreement ("Agreement") in connection with the  efforts of Howard Bronson Associates ("Bronson")  to  obtain
financing   and   other  related  transactions   on   behalf   of
BUYERSONLINE.COM (the "Company") as follows:

Appoint as Finder.
The Company hereby authorizes Bronson on a best effort basis to obtain investors, underwriters, joint venture partners, lenders and/or guarantors (collectively "Investors") to provide Financing for the Company on terms acceptable to the company and the Investors.

Initial Retainer.
The Company agrees to pay Bronson an initial retainer of $10,000.
Bronson agrees to accept $5,000 at the inception of our program, and $5,000 the following month.

Fees due at signing of funding contract.
When the Company obtains a commitment from an Investor introduced by Bronson, and accepted by the client, Bronson shall at that time be paid a finder's fee of $5,000,

Cash Fees.
If  financing is consummated during this agreement and within  12 months after termination of this Agreement, Bronson shall be entitled to a cash fee of three percent of the value of the transaction, paid in cash.

Fees due on closing.
The fees due to Bronson shall be paid by bank or cashier's check at the closing of the Financing. In the event a portion of the Financing is completed in delayed increments, the fee shall be paid prorated as each increment is advanced. The Company shall furnish Bronson a copy of the Financing Agreement at or prior to closing and shall inform Bronson of time of closing and afford Bronson the right to attend the closing.

Termination.
This Agreement may be terminated at any time by either party by written notice to the other party, but such termination shall not affect the obligation of the Company to pay the finder's fee hereunder as to Financing consummated with any Investor directed or introduced by Bronson to the Company or through the efforts of Bronson prior to such termination.

Acting as Finder Only.
It is understood that Bronson is acting as a finder only, is not a licensed securities broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of Financing, or to hold

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any funds  or
securities in connection with Financing or to perform any act which would require Bronson to become licensed as a securities or real estate broker or dealer.

Accurate information.
The company hereby represents and warrants that all information provided Bronson pertaining to the Company shall be true and correct; and the Company shall hold Bronson harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

Applicable Law.
This agreement is governed by and construed -under the laws of the State of New York, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in, an arbitration hearing before the American Arbitration Association in New York. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorneys" fees from the losing party.

If the foregoing meets with your approval please sign and return the enclosed copy to our office.

Sincerely,

Howard C. Bronson

Accepted  and  Agreed  Upon  By:    /s/           Date: 2/2/2001

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